Exhibit 99.1

Superior Industries
Reports Fourth Quarter and 2007 Results

Fourth Quarter Net Income $0.22 Per Share
Full Year 2007 Net Income $0.39 Per Share

VAN NUYS, CALIFORNIA -- March 14, 2008 -- Superior Industries International, Inc. (NYSE:SUP) today announced sharply improved operating results for the fourth quarter and 2007 versus the same periods of the prior year.
"The year 2007, our 50th year in business, was indeed a milestone year for Superior.  We made significant progress in our continuing programs to improve operating performance and strengthen our executive and operational management, while maintaining our cash dividend and liquid, debt-free balance sheet.  The improvements in Superior’s financial performance for 2007 compared to 2006 indicate that our multi-year restructuring program is delivering the positive operating results we have been working hard to achieve," said Chairman, CEO and President Steven Borick.

Fourth Quarter Results
For the three months ended December 31, 2007, consolidated net sales increased 8.0% to $229,243,000 compared to $212,169,000 for the fourth quarter of 2006, despite a reduction of $945,000 in wheel program development revenues.  This revenue growth included a 1.5% increase in unit wheel shipments and a 7.1% increase in average selling prices, due principally to a higher percentage of larger diameter wheels in the sales mix than in the prior year.
Gross profit increased to $11,493,000, or 5.0% of net sales, for the fourth quarter of 2007.  For the fourth quarter of 2006, gross profit was negative $948,000, or  -0.4% of net sales, including $3.3 million of pre-production start-up costs at the new wheel plant in Mexico.
"We improved operational performance in 2007, and continued to increase production at our new manufacturing facility in Chihuahua, Mexico, especially of larger diameter aluminum wheels.  As a result, in response to customer requests, we were able to quickly ramp up production on various new programs awarded to Superior. Many of these programs were awarded on a quick to market basis due to continued weakness within the industry,” Borick said.  SG&A expenses for the fourth quarter of 2007 were $5,442,000, or 2.4% of net sales.  This compares to SG&A expenses of $6,818,000, or 3.2% of net sales, for the fourth quarter of 2006.
Income before income taxes and equity earnings from joint ventures was $7,753,000 for the fourth quarter of 2007, compared to a loss before income taxes and equity earnings from joint ventures of $6,224,000 for the same period a year earlier.

The effective income tax rates in the fourth quarter of both years are the result of adjusting the year-to-date September rates to those calculated for the full years 2007 and 2006. Accordingly, the fourth quarter of 2007 included a provision of $4,597,000, or 59.3% of pretax income, compared to a provision of $1,017,000, or 16.3% of a pretax loss in 2006.  See comments below regarding a prior year restatement of income taxes.
 Equity in earnings of the Company's joint venture aluminum wheel manufacturing facility in Hungary was $2,619,000 for the fourth quarter of 2007 compared to $2,254,000 a year earlier.  "This was a highly creditable performance in a European market environment every bit as challenging as we face in the United States," Borick said.
Net income from continuing operations for the fourth quarter of 2007 was $5,775,000, or $0.22 per diluted share.  This compares to a net loss from continuing operations for the fourth quarter of 2006 of $4,987,000, or $0.19 per diluted share.  Also included in the fourth quarter of 2006 was a net loss from discontinued suspension components operations of $381,000, resulting in a net loss for the fourth quarter of 2006 of $5,368,000, or $0.20 per diluted share.
At December 31, 2007, working capital was $260,483,000, including cash and cash equivalents of approximately $106,769,000.  At December 31, 2006, working capital was $233,483,000, including cash and short-term investments of $78,135,000. Superior has no debt.

Annual Results
Revenue for 2007 increased 21.1% to $956,892,000 from $789,862,000 for 2006.  Unit wheel shipments increased 9.8%.
Gross profit for 2007 increased to $32,492,000, or 3.4% of net sales, from $8,740,000, or 1.1% of net sales, in the same period a year ago.  Gross profit in 2006 included $10,054,000 of pre-production start-up costs at our new plant in Mexico. SG&A expenses increased to $29,171,000 for 2007, including a labor-related legal settlement of $2,177,000 and approximately $1,000,000 in legal and audit fees related to a derivative lawsuit.  SG&A expenses in 2006 were $25,679,000.
Income before income taxes and equity earnings from joint ventures was $10,200,000 for 2007.  This compares to a loss before income taxes and equity earnings from joint ventures of $16,088,000 for 2006, which included a $4,470,000 charge for impairment of long-lived assets at our Johnson City, Tennessee plant, which ceased operations at the end of the first quarter of 2007.  Equity in earnings of joint ventures was $5,355,000 for 2007 compared to $5,004,000 for 2006.
The effective tax rate on income (loss) from continuing operations for the year 2007 equated to a provision of $5,236,000, or 51.3%, compared to a provision of $742,000, or 4.6%, on the pretax loss in 2006.  See comments below regarding a prior year restatement of income taxes.
Net income from continuing operations for 2007 was $10,319,000, or $0.39 per diluted share, compared to a net loss of $11,826,000, or $0.44 per diluted share, for 2006.  Results for 2006 also included income from the discontinued suspension components business of $257,000, or $0.01 per diluted share, resulting in a net loss for 2006 of $11,569,000, or $0.43 per diluted share.

Prior Year Restatement
During the current quarter, it was determined that our deferred tax liability related to timing differences of depreciation on fixed assets had not been appropriately reconciled, resulting in required adjustments to previously reported deferred tax liabilities and income tax provisions.  Accordingly, the income tax provisions for the fourth quarter and annual periods of 2006 have been restated.  The impact on the fourth quarter of 2006 was an additional provision of $569,000, or $0.02 per diluted share, and the impact on the annual results for 2006 was an additional provision of $2,276,000, or $0.08 per diluted share.  Equity in earnings of joint ventures for both periods in 2006 was also restated to reflect differences between U.S. GAAP and Hungarian Accounting Law.  For additional information related to these restatements, please refer to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the Company's website, www.supind.com.  Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast.  The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
In addition to reviewing the Company's 2007 results, during the conference call the Company plans to discuss other financial and operating matters.  Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries

Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Net Sales	$229,243	$212,169	$956,892	$789,862
Costs and Expenses
Cost of Sales	217,750	213,117	924,400	781,122
Selling and Administrative Expenses	5,442	6,818	29,171	25,679
Impairment of Long-Lived Assets	-	117	-	4,470

Income (Loss) From Operations	6,051	(7,883)	3,321	(21,409)

Interest Income, net	976	1,413	3,684	5,589
Other Income (Expense), Net	726	246	3,195	(268)

Income (Loss) From Continuing Operations
Before Income Taxes and Equity Earnings	7,753	(6,224)	10,200	(16,088)

Income Tax Provision	(4,597)	(1,017)	(5,236)	(742)
Equity in Earnings of Joint Ventures	2,619	2,254	5,355	5,004

Net Income (Loss) from Continuing Operations	$5,775	$(4,987)	$10,319	$(11,826)
Discontinued Operations, Net of Taxes	-	(381)	-	257

Net Income (Loss)	$5,775	$(5,368)	$10,319	$(11,569)

Earnings (Loss) Per Share - Basic:
Net Income from Continuing Operations	$0.22	$(0.19)	$0.39	$(0.44)
Discontinued Operations	-	(0.01)	-	0.01
Net Income (Loss)	$0.22	$(0.20)	$0.39	$(0.43)

Earnings (Loss) Per Share - Diluted:
Net Income from Continuing Operations	$0.22	$(0.19)	$0.39	$(0.44)
Discontinued Operations	-	(0.01)	-	0.01
Net Income (Loss)	$0.22	$(0.20)	$0.39	$(0.43)

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,632,000	26,610,000	26,617,000	26,610,000
Diluted	26,641,000	26,610,000	26,635,000	26,610,000

	SUPERIOR INDUSTRIES INTERNATIONAL, INC.
	Consolidated Balance Sheets (Unaudited)
	(Dollars in Thousands)

		As of December 31
		2007	2006
Current Assets		$ 356,079	$ 346,593
Property, Plant and Equipment, net		302,253	310,414
Investments and Other Assets		71,590	55,498
		$ 729,922	$ 712,505

Current Liabilities		$ 95,596	$ 113,110
Long-Term Liabilities		83,753	37,308
Shareholders' Equity		550,573	562,087
		$ 729,922	$ 712,505